Exhibit 3.1.1
CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TELENAV, INC.

TeleNav, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The present name of the Corporation is TeleNav, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 2009.
2.Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation.
3.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.Article I of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
“The name of the corporation is Telenav, Inc.”

(Signature page follows)

IN WITNESS WHEREOF, TeleNav, Inc. has caused this Certificate of Amendment to be signed by HP Jin, a duly authorized officer of the Corporation, on November 27, 2012.

/s/ HP Jin
HP Jin
President and Chief Executive Officer

[Signature page to Certificate of Amendment]